EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 and related prospectus pertaining to the 2010 Incentive Plan of Oceaneering International, Inc. and to the incorporation by reference therein of our reports dated February 24, 2010, with respect to the consolidated financial statements of Oceaneering International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Oceaneering International, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

May 5, 2010	/s/ Ernst & Young LLP
Houston, Texas